SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 14, 2008

DIGITALPOST INTERACTIVE, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-124405	20-3183236
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

3240 El Camino Real, Suite 230, Irvine, CA  92602

(Address of Principal Executive Offices)(Zip Code)

(714) 824-3000

Registrant’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01— Entry into a Material Definitive Agreement.

On April 14, 2008, DigitalPost Interactive, Inc. ("DigitalPost") entered into an agreement with BabyNames.com, LLC, ("BabyNames"), an online consumer site that attracts over 1.5 million unique visitors a month in Los Angeles, CA.

Under the agreement, DigitalPost agrees to provide, a customized, private-label version of its TheFamilyPost.com family website subscription service for BabyNames, which DigitalPost agrees to host and maintain. The sites will retail for between $4.95 and $11.95 a month, depending on the service level package selected by the customer.

Expected to launch in the second quarter of 2008, BabyNames agrees to market the new family website service to its website audience. BabyNames also agrees to market the service through its opt-in mail recipients, which consists of over 300,000 contacts and growing.

Additionally, BabyNames agrees to make the family website platform accessible through its BabyNames.com website, which its users can log into in order to create and manage their family website.

DigitalPost agrees to pay BabyNames 40% of the ongoing monthly net fees received by DigitalPost for active, paying customer subscriptions during the term of the agreement, and 20% profit share of photo merchandise sold through the family websites.  The 40% revenue share may change to 50% after reaching a certain level of active paying customer subscriptions.

The term of the agreement is for two years and automatically renews for successive one-year terms.

Item 9.01—Financial Statement and Exhibits

99.01	Agreement between DigitalPost Interactive, Inc. and BabyNames.com, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DigitalPost Interactive, Inc

```	By:	/s/ Mike Sawtell
Name: Mike Sawtell
Title: Chief Executive Officer, President and Sole Director

Date:       April 17, 2008